REGISTRATION NO. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            OAKWOOD HOMES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


              NORTH CAROLINA                                    56-0985879
(State or Other Jurisdiction of Incorporation)     (I.R.S. Employer Identification No.)

                              POST OFFICE BOX 27081
                           GREENSBORO, N.C. 27425-7081
                                  336/664-2400
          (Address, Including Zip code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                        -------------------------------

                                MYLES E. STANDISH
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            OAKWOOD HOMES CORPORATION
                              POST OFFICE BOX 27081
                           GREENSBORO, N.C. 27425-7081
                                  336/664-2400
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                              ---------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

           A. BRADLEY IVES, ESQ.                     VALERIE FORD JACOB, ESQ.
KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
        NATIONSBANK CORPORATE CENTER              ONE NEW YORK PLAZA, 25TH FLOOR
     100 NORTH TRYON STREET, 42ND FLOOR              NEW YORK, N.Y. 10004-1980
         CHARLOTTE, N.C. 28202-4006                        212/859-8000
                704/331-7400

                        --------------------------------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                 SALE TO THE PUBLIC: From time to time after the
                 effective date of this Registration Statement.
                        --------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                              ---------------------
                         CALCULATION OF REGISTRATION FEE

============================================ ------------------------------------------ ------------------------------------------
              TITLE OF SHARES                            PROPOSED MAXIMUM                               AMOUNT OF
             TO BE REGISTERED                                AGGREGATE                                REGISTRATION
                                                      OFFERING PRICE (1) (2)                               FEE
============================================ ========================================== ==========================================
              Debt Securities                              $400,000,000                                 $118,000
============================================ ========================================== ==========================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).
(2) In U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

PROSPECTUS

                                  $400,000,000
                            OAKWOOD HOMES CORPORATION
                                 DEBT SECURITIES
                              --------------------

         Oakwood Homes Corporation (the "Company") intends to issue, from time to time in one or more series, its unsecured debt securities (the "Debt Securities") with an aggregate initial public offering price or purchase price of up to $400,000,000 or the equivalent thereof in one or more foreign or composite currencies. The Debt Securities will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. For each issue of Debt Securities in respect of which this Prospectus is being delivered, there is an accompanying prospectus supplement (the "Prospectus Supplement"). The Prospectus Supplement sets forth for each series the designation, designated currency (which may be U.S. dollars, any other currency or a composite currency), aggregate principal amount, rate (which may be fixed, floating or adjustable) or method of calculation of interest, if any, and dates for payment thereof, premium, if any, maturity, authorized denominations, any subordination terms, initial price, any exchangeability, redemption or prepayment rights at the option of the Company or the holder, any covenants or events of default that are in addition to or different from that described herein, and other special terms of the Debt Securities, together with the terms of the offering of the Debt Securities and the net proceeds to the Company from the sale thereof. In the event of the issuance of Debt Securities at original issue discount, the aggregate principal amount of Debt Securities offered hereby will be a higher amount, provided that the total price at which Debt Securities are sold to the public pursuant to this Prospectus will not exceed $400,000,000, or the equivalent thereof in other currencies or composite currencies. If any agents of the Company or any underwriters are involved in the sale of any series of Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions and discounts are set forth in the Prospectus Supplement.

         Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Company may (but is not required to) make application to list one or more series of Debt Securities on one or more national securities exchanges. Any such application to list the Debt Securities is described in the Prospectus Supplement related thereto.

                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
               RACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-
                  TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

         The Debt Securities will be sold directly, through agents designated from time to time, or through underwriters or dealers. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

                The date of this Prospectus is February 27, 1998.

         CERTAIN PERSONS, INCLUDING ANY UNDERWRITERS, PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF THE DEBT SECURITIES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                              --------------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information concerning registrants that file electronically with the Commission, which can be accessed at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended September 30, 1997 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, each of which was previously filed by the Company with the Commission under the Exchange Act, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby (except to the extent specified therein or in rules or regulations of the Commission) shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the incorporated document. Requests for such copies should be directed to: Oakwood Homes Corporation, Post Office Box 27081, Greensboro, North Carolina 27425-7081, Attention: Secretary; Telephone: (336) 644-2400.

                                   THE COMPANY

         The Company, which was founded in 1946, designs, manufactures and markets manufactured homes and finances the majority of its sales. The Company operates five manufacturing plants in North Carolina, five in Georgia, three in Texas, and one each in California, Colorado, Oregon and Tennessee. The Company's manufactured homes are sold at retail through 300 Company owned and operated sales centers located primarily in the southeastern and southwestern United States and to approximately 93 independent retailers located primarily in the western and southern United States. The Company believes that it is the largest retailer, and the third largest manufacturer, of manufactured homes in the United States. In addition, the Company sells insurance underwritten by an independent company to customers choosing to purchase insurance. The Company also earns insurance premiums by accepting reinsurance risk on portions of the insurance policies that it sells.

         As one of a few companies in the manufactured housing industry that combines manufacturing, retail sales and financing of manufactured homes, the Company believes it has a competitive advantage over others in the industry. The Company's ability to control the design, manufacture and distribution of its homes enables it to plan its inventory requirements, to control the quality and servicing of its products and to respond promptly to changes in the retail market. In addition, the Company's ability to finance its sales allows the Company to make credit decisions promptly and to minimize the inconvenience to the customer of obtaining credit.

         The Company provides financing for the majority of homes it sells through loans originated by the Company. The Company obtains funds to finance loans primarily through sales of REMIC trust certificates to institutional investors. The Company also uses short-term credit facilities and internally generated funds to support loans until a pool of loans is accumulated to provide for permanent financing generally at fixed rates. Internal financing of loans has allowed the Company to broaden its sources of financing by obtaining funds secured by loans directly from institutional investors and from public markets. The Company's ability to continue to finance loans is dependent upon the continued availability of adequate sources of capital.

         The Company and Deutsche Financial Services Corporation, a subsidiary of Deutsche Bank, N.A., formed Deutsche Financial Capital Limited Liability Company to provide retail sales financing for independent dealers that are not affiliated with the Company. Under the joint venture, Deutsche Financial Services Corporation provides marketing services and the Company is responsible for origination and servicing. The joint venture has completed two REMIC securitizations.

         The Company's principal executive offices are located at 7800 McCloud Road, Greensboro, North Carolina 27409-9634 and its telephone number at that location is (336) 664-2400. Except as otherwise indicated by the context, references herein to the "Company" include the Company, its subsidiaries and its predecessors.

RECENT DEVELOPMENTS

         On January 5, 1998, the Company entered into an Acquisition Agreement with Schult Homes Corporation ("Schult") providing for the merger of Schult with a wholly-owned subsidiary of Oakwood, with Schult surviving the merger as a wholly-owned subsidiary of Oakwood. The Company has agreed to pay $22.50 for each share of Schult Common Stock outstanding at the effective time of the merger, and to assume certain outstanding options to purchase common stock. Based on 4,484,533 shares of Schult Common Stock outstanding at January 5, 1998 (including shares issuable upon conversion of certain units), the aggregate cash purchase price to be paid by Oakwood would be approximately $101,000,000. Schult is the eighth largest producer of factory built homes and operates ten manufacturing facilities in seven states. At the closing of the merger, each share of Schult common stock will be converted into, and will represent the right to receive, $22.50 in cash. The acquisition is subject to certain conditions, including the completion of due diligence, consummation of financing for the merger and approval by the shareholders of Schult common stock. Consummation is expected on or before February 28, 1998, assuming all conditions are met.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for the company for each of the last five fiscal years.

                                                 THREE MONTHS ENDED
    FISCAL YEAR ENDED SEPTEMBER 30                   DECEMBER 31,
-------------------------------------------      -----------------
1993     1994      1995       1996     1997       1996        1997
----     ----      ----       ----     ----       ----        ----
2.41     3.07      3.51       4.97     5.77       5.25        4.77


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The summary information presented below for each of the five fiscal years in the period ended September 30, 1997 has been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. The summary financial information for the three month periods ended December 31, 1997 and 1996 has been taken from unaudited consolidated financial statements of the Company, which in the opinion of the Company's management include all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the information set forth therein. Results of operations for a three month period are not necessarily indicative of results of operations for a full year. Effective for fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which establishes standards for computing and presenting earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS, and a dual presentation of basic and diluted EPS in the income statement. Earnings per share amounts for each of the five fiscal years ended September 30, 1997 and for the three month period ended December 31, 1996 have been restated to reflect the adoption by the Company of FAS 128.

                                                                                                    THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED SEPTEMBER 30,                   DECEMBER 31,
                                                     -------------------------------                   ------------
                                         1993        1994        1995         1996        1997        1996           1997
                                         ----        ----        ----         ----        ----        ----           ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA: (1)
Net Sales.........................      422,103     595,127     741,521      862,079     952,704     177,782      221,893
Total Revenues.....................     483,736     664,610     821,412       973,922   1,070,051    207,190      254,663
Net income.........................      25,715      35,655      45,318       68,255      81,913      15,193       17,802
Earnings per share
   Basic...........................        0.65        0.82        1.03         1.53        1.79        0.33         0.39
   Diluted.........................        0.59        0.78        0.99         1.47        1.75        0.33         0.38
Cash dividends per share...........        0.04        0.04        0.04         0.04        0.04        0.01         0.01

                                                                                                            AS OF
                                                          AS OF SEPTEMBER 30,                            DECEMBER 31,
                                      ------------------------------------------------------------  ----------------------
                                         1993        1994        1995         1996        1997        1996           1997
                                         ----        ----        ----         ----        ----        ----           ----
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA: (1)
Total assets........................     596,950     590,397     782,640      841,977     904,506     751,653      890,343
Notes and bonds payable.............     264,225     207,990     198,812      134,379      78,815     122,782       72,989
---------------------------

(1) On June 30, 1995 the Company completed its business combination with Destiny Industries, Inc. ("Destiny"). The Company issued 1,850,000 shares of its common stock in exchange for all the outstanding stock of Destiny (an exchange ratio of approximately 4.63 Company common shares for each outstanding Destiny common share).

     On September 30, 1994 the Company completed its business combination with Golden West Homes ("Golden West"). The Company issued 1,225,714 shares of its common stock in exchange for all outstanding common and convertible preferred stock of Golden West, and substituted options to acquire 174,232 shares of Company common stock for previously granted options to acquire Golden West common stock (an exchange ratio of approximately 0.12 of a Company common share for each outstanding Golden West common share and each right to acquire a Golden West common share).

     The business combinations have been accounted for as pooling of interests, and accordingly, the above table reflects the combined results of operations and financial position of the Company, Destiny and Golden West for all periods presented.

                                 USE OF PROCEEDS

         Except as otherwise set forth in the Prospectus Supplement relating to a series of Debt Securities, net proceeds to be received by the Company from the sale of the Debt Securities will be used for general corporate purposes which may include expenses relating to potential acquisitions, including the acquisition of Schult Homes Corporation, repayment of certain long-term and short-term debt, and supporting the Company's retail expansion.

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities are to be issued under an Indenture (the "Indenture) to be entered into between the Company and the trustee named in the applicable Prospectus Supplement (the "Trustee"). A form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the

Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture (or of any form of Debt Security which is adopted pursuant to the Indenture) are referenced, such provisions or defined terms are incorporated herein by reference. As used under this heading, the term "Debt Securities" includes the debt securities being offered pursuant to this Prospectus and all other debt securities issued by the Company from time to time under the Indenture.

GENERAL

         The Debt Securities will be unsecured obligations of the Company. Unless otherwise stated in the applicable Prospectus Supplement, the Debt Securities will be unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Company may also issue Debt Securities that are subordinated in right of payment, in the manner and to the extent described in the applicable Prospectus Supplement, to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company.

         The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional Debt Securities of such series. The Indenture provides that there may be more than one Trustee thereunder; each Trustee serving with respect to one or more series of Debt Securities. Reference is made to the Prospectus Supplement for the terms of the series of Debt Securities being offered thereby, including, where applicable: (i) the title of such Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the person to whom any interest on a Debt Security of that series shall be payable, if other than the person in whose name that Debt Security is registered at the close of business on the regular record date for such series; (iv) the date or dates, or the method of determination thereof, on which the principal and premium, if any, of such Debt Securities are payable; (v) the rate or rates (which may be fixed, floating or adjustable), or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue or method by which such date or dates will be determined; the interest payment dates on which such interest will be payable and the record dates for the interest payable on such interest payment dates or method by which such date or dates will be determined; and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (vi) the place or places where the principal of, and premium, if any, and any interest on such Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which, the currencies, currency units or composite currencies in which and the terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company;
(viii) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;
(ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (x) whether the Debt Securities of that series or any covenants of the Company with respect to that series may be subject to defeasance or covenant defeasance and, if so, the requirements for such defeasance or covenant defeasance; (xi) if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined; (xii) whether any of the Debt Securities of the series will be issued in book-entry form and, in such case, the depositary for such book-entry securities and the circumstances under which any such book-entry security may be registered for transfer or exchange in the name of a person other than such depositary or its nominee;
(xiii) if other than the principal amount, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereon pursuant to the Indenture; (xiv) provisions, if any, granting special rights to holders of the Debt Securities upon the occurrence of any specified events; (xv) any additions, deletions or changes in the Events of Default or covenants of the Company with respect to such Debt Securities; (xvi) the terms pursuant to which the Debt Securities of the series will be subordinate and subject in right of payment to the prior payment in full of all senior indebtedness of the Company; (xvii) whether the payment of principal and any premium or interest on the Debt Securities will be guaranteed by one or more guarantors, including subsidiaries of the Company; (xviii) whether Debt Securities of any series are to be issuable as registered securities, bearer securities or alternatively as bearer and registered securities and whether the bearer securities are to be issuable with coupons, without coupons or both, and any restrictions applicable to the offer, sale or delivery of the bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa; and (xix) any other terms of such Debt Securities whether or not consistent with the provisions of the Indenture. (Section 301)

         If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

         One or more series of Debt Securities may be sold at a discount below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Securities"). (Section 502) One or more series of Debt Securities may be debt securities the terms of which provide that the principal amount payable at the stated maturity may be more or less than the principal face amount of such security at the time of issuance ("Indexed Securities"). One or more series of Debt Securities may be variable-rate debt securities that may be exchangeable for fixed-rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

         Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable at the principal corporate trust office of the Trustee at the location identified in the applicable Prospective Supplement; provided, however, that payment of interest on Debt Securities may be made at the option of the Company by check mailed to the holders thereof or by wire transfer to an account maintained by the person entitled thereto. (Section 307)

         All moneys paid by the Company to the Trustee for the payment of principal of (and premium, if any) or any interest on any Debt Security that remains unclaimed by the holder of such Debt Security at the end of two years after such principal, premium or interest shall have become due and payable will be repaid by the Trustee to the Company on demand, and such holder will thereafter look only to the Company for payment thereof. (Section 1003)

         The Indenture contains no covenants or other provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "--Covenants" and "--Restrictions on Consolidation, Merger and Certain Sales of Assets" below. In the event such protective covenants or provisions are added at a later time, they will be described in the applicable Prospectus Supplement.

         Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully-registered form without coupons, which form may be a Global Debt Security as described below, in denominations of $1,000 or any integral multiple thereof. See "--Book-Entry, Delivery and Form." The Company will not charge a service charge for any registration of transfer or exchange of Debt Securities but may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 305)

         The Debt Securities will be direct obligations of the Company and will be unsecured. The Indenture does not restrict the amount of additional unsecured debt which the Company may incur.

BOOK-ENTRY, DELIVERY AND FORM

         If the related Prospectus Supplement so indicates, a series of Debt Securities will be issued in the form of one or more fully-registered global debt securities (each, a "Global Debt Security"). Each Global Debt Security will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of DTC's nominee.

         One or more Global Debt Securities will represent all Debt Securities of a series that have the same terms, including, but not limited to, the same interest payment dates, rates of interest (if any), maturity and repayment and redemption provisions (if any). Ownership of beneficial interests in Global Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to interests of Participants (defined below)) and its Participants (with respect to interests of persons other than Participants). Payments of principal and interest on beneficial interests in Global Debt Securities will be made through the Trustee to DTC. Global Debt Securities will not be exchangeable for a certificate in definitive registered form (each, a "Certificated Note") and, except as set forth herein, will not otherwise be issuable in definitive form.

         Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         DTC has advised the Company and any underwriters named in the applicable Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in each Participant's account, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

         Purchases of beneficial interests in Global Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the beneficial interests in Global Debt Securities on DTC's records. The ownership interest of each actual purchaser of each beneficial interest in a Global Debt Security (the "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial interests in Global Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Debt Securities, except in the event that use of the book-entry system for one or more Debt Securities is discontinued.

         To facilitate subsequent transfers, all Global Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to Cede & Co. If less than all of the Global Debt Securities within an issue are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to Global Debt Securities. Under its usual procedures, DTC will mail an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal and interest payments on the Global Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

         A Beneficial Owner shall give notice to elect to have its interest in a Global Debt Security purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such interest in a Global Debt Security by causing the Direct Participant to transfer the Participant's interest, on DTC's records, to the Paying Agent. The requirement for physical delivery of Global Debt Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Debt Securities are transferred by a Direct Participant on DTC's records.

         DTC may discontinue providing its services as securities depositary with respect to the Global Debt Securities at any time by giving reasonable notice to the Company or the agents or underwriters involved in the sale of the Global Debt Securities. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes will be printed and delivered in exchange for the Global Debt Securities held by DTC.

         The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Global Debt Securities held by DTC.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

         None of the Company, any underwriter or agent, the Trustee, any paying agent or the registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

SUBORDINATION

         The board resolutions adopted, officers' certificates executed or indentures supplemental to this Indenture established in connection with any particular series of Debt Securities may provide that such Debt Securities are subordinated to other Debt Securities or to other indebtedness of the Company. Such board resolutions, officers' certificates or indentures supplemental will state the terms pursuant to which such series of subordinated Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of all senior indebtedness of the Company, and the definition of any such senior indebtedness, all of which will be described in the Prospectus Supplement relating thereto. (Section 301 and Article Thirteen)

COVENANTS

         The particular covenants, if any, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below under "--Defeasance--Defeasance of Certain Covenants" also apply.

RESTRICTIONS ON CONSOLIDATION, MERGER AND CERTAIN SALES OF ASSETS

         The Indenture provides that the Company may consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and may permit any entity to consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, provided that (i) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing and (ii) either the Company shall be the continuing corporation, or the successor entity (if other than the Company) shall be a corporation, trust or partnership organized under the laws of the United States, any state thereof or the District of Columbia, and such successor entity shall expressly assume by an indenture supplemental to the Indenture the due and punctual payment of the principal of, and any premium and interest on, all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company. Upon the assumption of the Company's obligations by such an entity in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Indenture. (Article Eight)

EVENTS OF DEFAULT

         Except as may otherwise be provided in a Prospectus Supplement with respect to a particular series of Debt Securities, the following events with respect to a particular series of Debt Securities are defined as an "Event of Default": (i) default for 30 days in payment of any interest on the Debt Securities; (ii) default in payment of principal of (and premium, if any, on) any of the Debt Securities at maturity; (iii) default in the deposit of any sinking fund payment, when due by the terms of the Debt Securities of such series; (iv) default for 60 days after notice in performance of any other covenant in the Indenture or Debt Securities; or (v) certain events of bankruptcy, insolvency, receivership or reorganization. (Section 501) No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

         If an Event of Default shall have occurred and be continuing in respect of any series of Debt Securities, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified by the terms of such series) of all the Debt Securities of such series to be due and payable immediately by a notice in writing to the Company (and to the Trustee, if given by the holders). Upon certain conditions, such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest on the Debt Securities or in respect of a covenant which cannot be modified or amended without the consent of every holder) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. (Section 502)

         The Indenture requires the Company to file annually with the Trustee an officers' certificate either stating the absence of any default or specifying any default that may exist. (Section 1009) The Indenture provides that the Trustee shall, within 45 days after the occurrence of a default, give to the holders of the Debt Securities notice of such default, unless such default has been cured or waived; provided that, except in the case of default in the payment of principal of or premium, if any, or interest on any of the Debt Securities of such series, or in the payment of any sinking fund installment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities. The term "default" for the purpose of this provision only shall mean the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

         The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during a default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Debt Securities of any series, unless such holders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 507) Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

         Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities or Indexed Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities or Indexed Securities upon the occurrence of an Event of Default and the continuation thereof.

DEFEASANCE

         The Indenture shall cease to be of further effect with respect to the Debt Securities of any series (except as to any surviving rights of registration of transfer or exchange of Debt Securities expressly provided for in the Indenture and rights to receive the principal, premium, if any, and interest, if any, on the Debt Securities) when all such Debt Securities have been delivered to the Trustee for cancellation or have become due and payable or will upon Stated Maturity or redemption within one year become due and payable and the Company has irrevocably deposited with the Trustee (as trust funds for the purpose) an amount in the currency or currencies, currency unit or composite currency sufficient to pay and discharge the entire indebtedness on such Debt Securities as described below.

         The Prospectus Supplement relating to the Debt Securities of any series will state if any additional defeasance provisions will apply to the Debt Securities of such series.

DEFEASANCE AND DISCHARGE

         The Indenture provides, with respect to the Debt Securities of any series to the extent established in the terms thereof, that the Company will be deemed discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, cash or U.S. Government Obligations (as defined in the Indenture), which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and each installment of interest and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities of such series. Such option may be exercised only if, among other things, the Company has delivered to the Trustee an opinion of independent counsel to the effect that, among other things, there has been a change in federal income tax law or the judicial interpretation thereof, or there has been published by, or the Company has received from, the Internal Revenue Service a ruling to the effect that, in each case, such a discharge will not be deemed, or result in, a taxable event with respect to the holders of the Debt Securities of such series. (Section 403)

DEFEASANCE OF CERTAIN COVENANTS

         The Indenture provides, with respect to the Debt Securities of any series to the extent established in the terms thereof, that the Company may omit to comply with certain restrictive covenants applicable to such Debt Securities and that such omissions shall not be deemed to be Events of Default under the Indenture and the Debt Securities of such series if the Company deposits with the Trustee, in trust, cash or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest and any mandatory sinking fund payments in respect of the Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities of such series. The Company will also be required to deliver to the Trustee, among other things, an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 1008)

MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided that no such modification or amendment, without the consent of the holders of each of the Debt Securities affected thereby, may (i) change the stated maturity of the principal of, or waive a default in the payment of the principal of or interest on, any Debt Security, or reduce the principal amount thereof or any premium or interest thereon or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture, or change any place of payment where any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date, or, in the case of repayment at the option of the holder, on or after the date fixed for repayment); (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (iii) modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby; or
(iv) in the case of any subordinated Debt Securities, modify any of the provisions in the Indenture relating to subordination or to the definition of "Senior Indebtedness" in a manner adverse to the holders of such subordinated Debt Securities. (Section 902)

         Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another entity to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add additional Events of Default; (iv) to add or change any provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that any such addition, change or elimination (1) shall neither (A) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such Debt Security with respect to such provision or (2) shall become effective only when there is no such Debt Security outstanding; (vi) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (vii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to secure the Debt Securities; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance or satisfaction and discharge of any series of Debt Securities pursuant to the Indenture; provided that any such action shall not adversely affect the interests of the holders of Debt Securities of such series or any other series of Debt Securities in any material respect; (x) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of Debt Securities of any series; (xi) to add a guarantor or guarantors for any or all series of Debt Securities; and (xii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. (Section 901)

CONCERNING THE TRUSTEE

          The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.

                              PLAN OF DISTRIBUTION

         The Company may sell the Debt Securities through one or more underwriters or dealers, directly to a limited number of purchasers or to a single purchaser, through agents or through a combination of any such or other methods. The Prospectus Supplement with respect to a series of Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the securities offered thereby.

         If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the

Prospectus Supplement relating to such offering and, if in an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased.

         In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the related Prospectus Supplement.

         The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

         Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company with respect to payments they may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

         The Debt Securities may or may not be listed on a national securities exchange or quoted on the Nasdaq National Market System. No assurances can be given that there will be an active trading market for the Debt Securities.

         If underwriters or dealers are used in the sale, until the distribution of the Debt Securities is completed, rules of the Commission may limit the ability of any such underwriters and selling group members to bid for and purchase the Debt Securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the Debt Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debt Securities. If the underwriters create a short position in the Debt Securities in connection with the offerings, I.E., if they sell more Debt Securities that are set forth on the cover page of the Prospectus Supplement, the representatives of the underwriters may reduce that short position by purchasing Debt Securities in the open market. The representatives of the underwriters may also elect to reduce any short portion by exercising all or part of any over-allotment option described in the Prospectus Supplement. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The Company makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debt Securities. In addition, the Company makes no representation that the representatives of any underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for the Company by Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, 42nd Floor, Charlotte, North Carolina 28202, and for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York 10004. Clarence W. Walker, a partner in the firm of Kennedy Covington Lobdell & Hickman, L.L.P., is a member of the Board of Directors of the Company. As of February 26, 1998, partners, counsel and associates of Kennedy Covington Lobdell & Hickman, L.L.P. and their spouses and minor children beneficially owned an aggregate of 44,497 shares of common stock of the Company.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection the offering covered by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, at any time or under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                  TABLE OF CONTENTS

                                               Page
                                               ----
Available Information.............................2
Documents Incorporated by Reference...............2
The Company.......................................3
Ratio of Earnings to Fixed Charges................4
Summary Consolidated Financial Information........4
Use of Proceeds...................................5
Description of Debt Securities....................5
Plan of Distribution.............................13
Legal Matters....................................15
Experts..........................................15

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $400,000,000

                                 OAKWOOD HOMES
                                  CORPORATION


                                DEBT SECURITIES


                           -------------------------
                                   PROSPECTUS
                           -------------------------



                               FEBRUARY 27, 1998


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is an itemized statement of expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except for the SEC registration fee.

        SEC registration fee                                       $118,000.00
        Accounting fees and expenses                                 75,000.00
        Legal fees and expenses                                      80,000.00
        Blue Sky fees and expenses                                    5,000.00
        Trustee's, transfer agent's and registrar's fees             30,000.00
        Rating Agency fees                                          120,000.00
        Printing and engraving expenses                              50,000.00
        Miscellaneous                                                20,000.00
                                                                  ------------

        Total Expenses                                             $498,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act (the "Act") provide, in substance, that North Carolina corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such proceedings.

        Section 9.5 of the Registrant's Bylaws provides that a director of the Registrant shall have the right to be indemnified by the Registrant against expenses, including reasonable attorneys' fees, incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Registrant, arising out of his or her status as such director or as an officer, employee or agent of the Registrant and against any liability incurred by him or her, including without limitation, satisfaction of any judgment, money decree, fine, penalty or settlement, for which he or she may have become liable in connection with any such action, suit or proceeding. The Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such person may be entitled apart from the provisions of the Bylaws, and shall not be limited by the provisions for indemnification in Sections 55-8-51 through 55-8-56 of the Act or any successor statutory provisions.

        Section 55-8-57 of the Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in their capacities as such, whether or not the corporation would have the power to indemnify them under other provisions of the statute. The Registrant has purchased insurance to provide for indemnification of directors and officers.

        Paragraph 11 of the Registrant's Articles of Incorporation provides that a director of the Registrant shall have no personal liability arising out of any action for monetary damages for breach of his or her duty as a director to the full extent permitted by the laws of the State of North Carolina.

        Reference is made to the proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, pursuant to which the underwriters thereunder may, under certain circumstances, indemnify the directors and officers of the Company from certain liabilities arising out of the offering of the securities sold thereunder, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.

        1.1       Form of Underwriting Agreement.

        4.1       Form of Indenture.

        5.1 Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. with respect to legality.

       12.1       Computation of Ratios of Earnings to Fixed Charges.

       23.1       Consent of Price Waterhouse LLP.

       23.2 Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (included as part of Exhibit 5.1).

       24.1 Power of Attorney (included on Pages II-6 and II-7 of the Registration Statement).

       25.1 Form T-1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1 Statement to be filed upon selection of Trustee).

ITEM 17.  UNDERTAKINGS.

        (a)    Undertaking in respect of  Rule 415.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Undertaking in respect of incorporation by reference.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) Undertaking in respect of Rule 430A.

        The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (d) Undertaking in respect of qualification of trust indentures.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

        (e) Undertaking in respect of indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, state of North Carolina, on February 26, 1998.

                        OAKWOOD HOMES CORPORATION


                        By:       /s/  C. Michael Kilbourne
                            ---------------------------------------------------
                            Name:     C. Michael Kilbourne
                            Title:    Executive Vice President, Chief Financial
                                      Officer and Assistant Secretary

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Nicholas J. St. George, C. Michael Kilbourne, Douglas R. Muir and Myles E. Standish, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her own name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Oakwood Homes Corporation), to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                            Capacity                               Date
            ---------                                            --------                               ----
/s/  Nicholas J. St. George                        Director and Chairman, President              February 26, 1998
---------------------------                          and Chief Executive Officer
Nicholas J. St. George                              (Principal Executive Officer)


/s/  C. Michael Kilbourne                          Director and Executive Vice                   February 26, 1998
-------------------------                            President, Chief Financial
C. Michael Kilbourne                                 Officer and Assistant Secretary
                                                     (Principal Financial Officer)


/s/  Douglas R. Muir                               Senior Vice President, Treasurer              February 26, 1998
--------------------                                 and Secretary (Principal
Douglas R. Muir                                      Accounting Officer)


/s/  Dennis I. Meyer                                             Director                        February 26, 1998
---------------------------------
Dennis I. Meyer


/s/  Kermit G. Phillips, II                                      Director                        February 26, 1998
---------------------------------
Kermit G. Phillips, II


                                      II-6

            Signature                                            Capacity                               Date
            ---------                                            --------                               ----

/s/  Roger W. Schipke                                            Director                        February 26, 1998
---------------------------------
Roger W. Schipke


/s/  Lanty L. Smith                                              Director                        February 26, 1998
---------------------------------
Lanty L. Smith


/s/  Sabin C. Streeter                                           Director                        February 26, 1998
---------------------------------
Sabin C. Streeter


/s/  Francis T. Vincent, Jr.                                     Director                        February 26, 1998
---------------------------------
Francis T. Vincent, Jr.


/s/  Clarence W. Walker                                          Director                        February 26, 1998
---------------------------------
Clarence W. Walker


/s/  H. Michael Weaver                                           Director                        February 26, 1998
---------------------------------
H. Michael Weaver

                                INDEX TO EXHIBITS


        1.1       Form of Underwriting Agreement.

        4.1       Form of Indenture.

        5.1 Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. with respect to legality.

       12.1       Computation of Ratios of Earnings to Fixed Charges.

       23.1       Consent of Price Waterhouse LLP.

       23.2 Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (included as part of Exhibit 5.1).

       24.1 Power of Attorney (included on Pages II-6 and II-7 of the Registration Statement).

       25.1 Form T-1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1 Statement to be filed upon selection of Trustee).